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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on
Form S-4 (File No.            ) of our report dated March 4, 1997, which
includes an emphasis of a matter paragraph related to the Company's net monetary assets at ICN Yugoslavia, which would be subject to foreign exchange loss if a devaluation of the Yugoslavian dinar were to occur, on our audits of the consolidated financial statements and financial statement schedule of ICN Pharmaceuticals, Inc. We also consent to the reference to our firm under the caption "Independent Public Accountants".

Coopers & Lybrand L.L.P.
Newport Beach, California
September 9, 1997